Exhibit 19.1

CUBESMART

Insider Trading Policy and Share Ownership Guidelines

Adopted as of February 25, 2025

TABLE OF CONTENTS

I.INTRODUCTION1

II.COMPLIANCE PROGRAM1

A.Preclearance1

B.Reporting Assistance (applicable only to trustees and executive officers)2

C.Trading Restrictions2

D.Pension Fund Blackout Period2

E.Other Prohibited Transactions3

III.ANTIFRAUD PROVISIONS4

A.Penalties for Insider Trading Violations4

B.What Constitutes “Material” Information4

C.Confidentiality of Material Nonpublic Information5

D.Trading of Equity Securities of the Company5

E.Written Trading Plans7

F.Preparation of Disclosure Documents7

IV.SECTION 16 REPORTING AND TRADING (applicable only to TRUSTEES and executive officers)7

A.Overview7

1.Statutory Requirements7

2.Securities Covered by Section 168

3.Beneficial Ownership8

B.Reporting Under Section 16(a)9

1.Reporting Forms9

2.Electronic Filing10

3.Reporting Assistance10

C.Short-Swing Liability Under Section 16(b)11

1.Operation of the Statute11

2.Exemptions11

D.Short Sales Under Section 16(c)12

V.RULE 144 SALES (applicable only to Trustees and executive officers)12

A.Rule 144 Requirements12

VI.SHARE OWNERSHIP GUIDELINES13

I.	INTRODUCTION

This policy statement sets forth policies and procedures established by CubeSmart (the “Company”) to assist the following persons in complying with certain trading and disclosure requirements imposed by applicable federal securities laws:

●	Members of the Company’s Board of Trustees and executive officers and other members of Company management at the level of Director or above (each, a “Covered Individual”);
●

Persons who share or live in a Covered Individual’s household, including without limitation, a spouse, children (including adopted children, stepchildren and children away at college), and other members of the Covered Individual’s immediate family (including grandchildren, parents, stepparents, grandparents, siblings and in-laws) (collectively, a “Household Member”);

●

Any trust, partnership, corporation, limited liability company or other investment entity (an “Investment Entity”) that owns (of record or beneficially) any equity securities of the Company and in which a Covered Individual or Household Member has a pecuniary interest or over which a Covered Individual or Household Member exercises sole or shared voting power or investment power (any such Investment Entity and any Covered Individual being herein referred to as a “Covered Person”);

●	All employees of the Company or a subsidiary or affiliate; and
●	Any consultants, advisors, and contractors to the Company or a subsidiary or affiliate that are designated as subject to this policy statement.

Because this area of the law is extremely complex, it is not possible within the confines of this policy statement to cover all of its aspects.  Instead, this policy statement recites the most important features of the law and describes the policies and procedures adopted by the Company in an effort to minimize any possibility of missteps by the Covered Persons and other employees of the Company or a subsidiary or affiliate.  It is important that you read this policy statement carefully in its entirety and that you adhere strictly to the policies and procedures outlined in it.  In the event you have any questions regarding this policy statement, please contact the Company’s Chief Legal Officer.

II.	COMPLIANCE PROGRAM

All Covered Persons are required to follow the policies and procedures set forth below:

A.	Preclearance

Covered Persons must contact the Company’s Chief Legal Officer before they or any Household Member engage in any proposed transaction involving, including the giving of a gift of, equity securities of the Company.  This will enable the Company to (i) determine whether there are any securities law restrictions or filing requirements that might apply, (ii) assist the person in complying with any such restrictions or requirements, and (iii) update the Company’s records for purposes of satisfying securities law disclosure requirements relating to insider transactions and holdings.  For purposes of this Section II and Section III below, equity securities of the Company include not only the common shares and any series of preferred shares of the Company, but also related “derivative securities” (i.e., securities that are exercisable or exchangeable for, or convertible into, equity securities of the Company, or which derive their value from a Company equity security, such as exchange-traded put and call options).  Derivative securities include employee stock options, deferred share units, exchange-traded put and call options, warrants, and convertible securities.

B.	Reporting Assistance (applicable only to trustees and executive officers)

The Company will assist Covered Persons in complying with their applicable reporting obligations, if any, under the federal securities laws, as described in this policy statement.  Unless otherwise indicated, the Company will prepare and file all required reports for such persons.  In order to complete the required filings within the very short timeline (typically 2 trading days after the trading day for the transaction or the giving of a gift) required by Securities and Exchange Commission (“SEC”) rules, Covered Persons are required to contact the Chief Legal Officer as soon as possible, but prior to engaging in any transaction involving, including the giving of a gift of, equity securities of the Company.

The Company will base the reports on the information supplied by Covered Persons and their brokers or, where appropriate, on information in its own records.  All such reports should be reviewed carefully by the filing person to assure that they are accurate.  In the event discrepancies are discovered, the Company will take the steps necessary to file amendments to the reports.

C.	Trading Restrictions

In accordance with the securities laws, no person -- Covered Persons, Household Members, or other employees of the Company or a subsidiary or affiliate -- may buy or sell the equity securities of the Company while in possession of material nonpublic information or tip such information to others for trading purposes.  In addition, persons may not buy or sell the securities of another company about which they have material nonpublic information obtained through their employment at, or serving as a member of the Board of Trustees of, the Company or its subsidiaries or affiliates, nor may they tip such information to others for trading purposes.  To minimize the possibility of violations of the insider trading laws, Covered Persons and their Household Members may, subject to compliance with the antifraud provisions described in Section III below, engage in purchases or sales of equity securities of the Company only during the period each quarter beginning at the open of business on the second business day following the release of quarterly financial data for the preceding quarter and ending at the close of business on the fifteenth day of the last month of each fiscal quarter (the “Trading Window”).  The Company reserves the right to issue a “no trade” directive during any Trading Window.  Such a directive may be issued if there exists material nonpublic information that likely would cause trades by insiders to be viewed in hindsight by regulatory authorities as having been made in violation of the insider trading restrictions. (For a description of certain exceptions to the Trading Window policy, see Section III.D.1 below.)

D.	Fiduciary Plan Blackout Period

Notwithstanding the Trading Window, Covered Persons and their Household Members are prohibited from effecting any transaction to purchase, sell or otherwise acquire or transfer any equity security of the Company during any blackout period1 if such equity security was acquired by a Covered Individual in connection with his or her service or employment as a director or officer of the Company.  If a blackout period is instituted by the Company or by a fiduciary for any plan maintained by the Company, the Company will issue notice to Covered Persons to advise them of the trading restriction.

E.	Other Prohibited Transactions

Because of adverse perceptions that may be created by short-term or speculative transactions in the Company’s securities, the Company considers it inappropriate for any Covered Person and his or her Household Members to engage in, and it is the Company’s policy that Covered Persons and their Household Members may not engage in, any of the following transactions:

Short Sales.  Short sales of the equity securities of the Company evidence an expectation on the part of the seller that the securities will decline in value.  It could also be a signal to the market that the seller does not have confidence in the Company or its prospects.  In addition, short sales of equity securities of the Company may reduce the seller’s incentive to improve the Company’s performance since the seller can benefit from a decline in the value of the equity securities of the Company.  For these reasons, short sales of equity securities of the Company by Covered Persons and their Household Members are prohibited.

Publicly Traded Options.  A transaction in options (other than options granted under a Company stock option plan) is, in effect, a bet on the short-term movement of the Company’s stock and, therefore, could create an impression that the trader is trading based on material nonpublic information.  Transactions in options also may focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, transactions by Covered Persons and their Household Members in puts, calls or other derivative securities regarding the Company on an exchange or in any other organized market are prohibited.

Hedging Transactions.  Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for giving up all or part of the potential for upside appreciation in the stock.  These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership.  When that occurs, a Covered Person may no longer have the same objectives as the Company’s other shareholders.  Therefore,

1 A “blackout period” means any period of more than 3 consecutive business days during which the ability of not fewer than 50 percent of the participants or beneficiaries under all individual account plans maintained by the Company to purchase, sell, or otherwise acquire or transfer an interest in any plan is temporarily suspended by the Company or by a fiduciary of the plan.

Covered Persons and their Household Members are prohibited from engaging in any hedging transactions that involve the equity securities of the Company.

Margin Accounts and Pledges.  Equity securities of the Company held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call.  Similarly, equity securities of the Company pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan or, in many instances, if the value of the collateral falls.  A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information about the equity securities of the Company. (It is the SEC’s position that margin and pledge arrangements do not qualify for the protections afforded by Rule 10b5-1 discussed earlier.) Covered Persons and their Household Members are prohibited from holding equity securities of the Company in a margin account or pledging such equity securities of the Company as collateral for a loan.

III.	ANTIFRAUD PROVISIONS

Covered Persons are subject to the antifraud provisions of the federal securities laws whenever they buy or sell equity securities of the Company.  Section 10(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 10b-5 under the 1934 Act are the principal antifraud provisions. Generally, these provisions prohibit persons who possess material nonpublic information and have a duty to protect it (for example, Covered Persons) from misusing the information in connection with purchases or sales of equity securities of the Company or from “tipping” such information to others for trading purposes.  The antifraud provisions also prohibit the Company from making material misstatements or omissions in disclosure documents that may relate to the purchase or sale of equity securities of the Company.

A.	Penalties for Insider Trading Violations

An individual found to have purchased or sold equity securities of the Company while in possession of material nonpublic information (also known as “inside information”), or to have tipped such information to others who used it for trading purposes, is subject to civil penalties of up to three times the trading gains or three times the losses avoided.  A violator also may be subject to criminal penalties, including imprisonment for up to five years and a fine of up to $5,000,000.  Further, the SEC may seek court orders (i) to stop proposed illicit transactions from occurring, (ii) to seek the return of any profits gained or losses avoided from completed transactions, and (iii) to bar the person from serving as a director or executive officer of a public company.

The Company and its Covered Persons also may be subject to liability if they knew or should have known of actual or likely violations of the insider trading laws by employees or other persons under their control and failed to take appropriate preventive action.  Therefore, it is important that Covered Persons take appropriate steps, as represented by this Policy Statement, to prevent such violations.

B.	What Constitutes “Material” Information

Information is “material” for purposes of the antifraud provisions if it would be considered important to a reasonable investor in making a decision to buy, sell or hold securities.  Generally, if the information could be expected to alter the market price of the securities, it is likely to be material, regardless of whether such information has positive or negative implications.  The following is a list of information that may be considered material:

1.	Financial results of the Company, including earnings or operating results;
2.	Projections of earnings or other financial data;
3.	Significant litigation or disputes with significant tenants, suppliers or contractors;
4.	Gain or loss of a significant tenant, supplier or contract;
5.	Acquisition, divestiture, merger or consolidation proposals or agreements;
6.	Major changes in corporate structure;
7.	Public offerings or private sales of debt or equity securities;
8.	Stock redemption or repurchase programs by the Company;
9.	Significant changes in Company personnel;
10.	Significant expansion or reduction of operations;
11.	Significant new products, services or marketing plans;
12.	Significant write-ups or write-downs of assets, or changes in accounting methods;
13.	Actual or projected changes in industry circumstances or competitive conditions that could significantly affect the Company’s revenues, earnings, financial position or future prospects;
14.	Increases or decreases in cash dividends; and
15.	Stock splits or stock dividends.

The foregoing list is merely illustrative and is not exhaustive.  Other types of information may be material at any particular time depending on the circumstances.  In the event there is any question regarding the materiality of information, it is best to assume the information is material.  The Company’s Chief Legal Officer is available to provide guidance on whether information may be material.

C.	Confidentiality of Material Nonpublic Information

Covered Persons who are in possession of material nonpublic information have a duty to maintain such information in confidence until it is publicly disclosed consistent with the Company’s policy regarding confidential information.  In general, such persons should exercise extreme care at all times to avoid unauthorized or improper disclosure of material nonpublic information.  At a minimum, they should disclose confidential information to others only on a strictly need-to-know basis, and refrain from discussing such information with anyone else, including family members and friends.

D.	Trading of Equity Securities of the Company

In addition to prohibiting the tipping of confidential information, the Company has adopted the following policy concerning trading in equity securities of the Company:  NO COVERED PERSON OR EMPLOYEE OF THE COMPANY MAY PURCHASE OR SELL ANY EQUITY SECURITY OF THE COMPANY IF SUCH PERSON IS IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION.  The following guidelines have been adopted for the purpose of implementing and monitoring this policy:

1.

Trading by Covered Persons During Window Periods.  As previously indicated, Covered Persons and their Household Members may buy or sell equity securities of the Company only during the Trading Window.  The following transactions are exempt from the Trading Window and may be executed at any time:

●

Bona fide gifts of equity securities of the Company, unless the person making the gift has reason to believe that the recipient intends to sell the equity securities while the Covered Person is aware of material nonpublic information.

●	Withholding or forfeiture of shares to pay income taxes upon vesting of deferred or restricted equity securities of the Company.
●

The regularly scheduled purchase of equity securities of the Company in a 401(k) account (e.g., as part of a previously established periodic payroll reduction schedule); however, elections to increase or decrease investment allocations relating to equity securities of the Company and transfers of investments in and out of equity securities of the Company are subject to the trading window.

2.

Preclearance of Trading by Covered Persons and Household Members.  Also, as previously indicated, Covered Persons and their Household Members must preclear with the Company’s Chief Legal Officer proposed trades in equity securities of the Company, even during a permitted trading window.  The Chief Legal Officer will be in a position to determine if there is material nonpublic information that precludes the Covered Person or their Household Member from trading, even though the Company may be in a window period.

3.

Other Persons With Access to Inside Information.  Under special circumstances, certain employees who are not Covered Persons may gain access to material nonpublic information.  In such cases, the Company, in its discretion, may determine that such employees also need to preclear any proposed trades with the Chief Legal Officer prior to trading in equity securities of the Company.  Such employees will be notified and will be subject to the preclearance procedure for such period of time as the Company deems appropriate.

4.

Persons Involved in Negotiations.  If the Company is in the process of negotiating a significant transaction or joint venture with another public company, Covered Persons and employees may not trade in the equity securities of that public company.  If a Covered Person or employee is not certain whether it is permissible to trade in the equity securities of such public company, the Covered Person or employee should contact the Chief Legal Officer before making any trades.

E.	Written Trading Plans

Notwithstanding the prohibitions in this Policy Statement, Covered Persons may trade while in possession of material, nonpublic information about the Company and/or outside of the Trading Window if the trade is made pursuant to a written plan pre-cleared in advance by the Chief Legal Officer (a “Trading Plan”) and such trade and Trading Plan meet all of the requirements and applicable rules and regulations promulgated by the SEC, including Rule 10b5-1 under the 1934 Act, as amended, and any applicable state securities “blue sky” laws.  A Trading Plan, and any subsequent modifications thereto, must be submitted to the Chief Legal Officer for pre-clearance and signed by the Covered Person during a Trading Window and only when such person is not aware of material, nonpublic information about the Company.  In addition, before an existing Trading Plan is terminated by a Covered Person (other than in accordance with its terms), such person must notify the Chief Legal Officer.

In order to be pre-cleared, a Trading Plan must specify the following information:

●	The amount, price and date the Covered Person intends to purchase or sell equity securities of the Company;
●	A written formula or algorithm for determining amounts, prices and dates to purchase or sell equity securities of the Company; or
●

A provision that grants to another person outside the Company the power to make purchase and sale decisions and that does not permit the Covered Person to exercise any subsequent influence over how, when or whether to effect purchases or sales of equity securities of the Company.

On or after February 27, 2023, a Trading Plan of a Covered Person will be pre-cleared only if the following requirements are satisfied:

One Trading Plan

●

The Covered Person may have only one Trading Plan in effect at any time (excluding any Trading Plan that only authorizes the sale of such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights (a “Sale-to-Cover Plan”)).  Subject to the other applicable requirements, a new Trading Plan may be submitted for approval and adopted prior to the expiration of another Trading Plan, but only if trades will not occur under the later-adopted plan until the prior plan has concluded.

Only One Single-Transaction Trading Plan Per Year

●	The Covered Person may adopt a single-transaction Trading Plan (other than a Sale-to-Cover Plan) only once during any 12-month period.

Cooling-Off Period

●	The Trading Plan must provide for a “cooling-off period” after its adoption during which no purchases or sales may occur.
●

For a Trading Plan adopted by a member of the Company’s Board of Trustees or an officer of the Company required to file Forms 4 and 5 with the SEC (a “company officer”), the cooling-off period ends ninety days after the adoption of the Trading Plan (or, if later, two business days after the Company files its Quarterly Report on Form 10-Q for the quarter in which the Trading Plan is adopted (or, for the last quarter of the year, its Annual Report on Form 10-K), but up to a maximum of 120 days after adoption of the Trading Plan).

●	For a Trading Plan adopted by any other Covered Person the cooling-off period ends 30 days after the adoption of the Trading Plan.

Representations Made in the Trading Plan

●

A Trading Plan adopted by a member of the Company’s Board of Trustees or a Company officer must include a representation by the adopting party certifying that on the date of adoption he or she is not aware of any material nonpublic information about the Company or its securities, and is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

If a Covered Person submits a plan that is pre-cleared and implemented, the Covered Person’s trading activities must not deviate from that plan, unless the deviations are in compliance with a modification to the plan made as described above, and the Covered Person may not enter into any sort of corresponding or hedging positions with respect to the Covered Person’s holdings.

If any Trading Plan is adopted, modified or terminated by a member of the Company’s Board of Trustees or a Company officer during or after the second quarter of 2023, the Company  will be required to disclose in its Quarterly Report on Form 10-Q for the quarter (or, for the last quarter of the year, its Annual Report on Form 10-K) that the Trading Plan was adopted, modified or terminated and the material terms2 of the Trading Plan.

2 The Company expects to disclose at least the name and title of the Trustee or officer, the date of adoption, modification or termination of the Trading Plan, the duration of the Trading Plan; and the aggregate number of securities to be sold or purchased under the Trading Plan.

F.	Preparation of Disclosure Documents

The antifraud provisions also prohibit the Company from making material misstatements or omissions in disclosure documents and in public utterances by Company officials.  A breach of this obligation may make the Company liable for, among other things, the losses of all persons who trade in its securities in reliance on the false or misleading disclosures.  In light of the magnitude of the potential liability involved, it is essential that all public statements and press releases, as well as the reports filed by the Company with the SEC, be carefully reviewed for accuracy and completeness prior to their release.

IV.	SECTION 16 REPORTING AND TRADING (applicable only to TRUSTEES and executive officers)
A.	Overview
1.	Statutory Requirements

Section 16 of the 1934 Act imposes reporting requirements and trading restrictions on certain persons who are considered “insiders” of the Company.  Section 16 seeks to deter these persons (i.e., the Company’s trustees and executive officers3, as well as beneficial owners of more than ten percent of any class of the Company’s equity securities) from misusing confidential information about the Company for personal trading gain by requiring them to:

●	File public reports under Section 16(a) with the SEC disclosing transactions and holdings involving the equity securities of the Company;
●

Disgorge to the Company under Section 16(b) any profits realized on “short-swing transactions” (i.e., any purchase and sale, or sale and purchase, of the equity securities of the Company within a period of less than six months); and

●	Refrain under Section 16(c) from engaging in short sales of the equity securities of the Company.
2.	Securities Covered by Section 16

All equity securities of the Company as defined in this Policy Statement and beneficially owned by an insider of the Company are subject to Section 16.

3 The term “officer” for purposes of Section 16 of the 1934 Act is defined to mean an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy making functions for the issuer.  Officers of the issuer’s parent(s) or subsidiaries shall be deemed officers of the issuer if they perform such policy-making functions for the issuer.  If the issuer identifies a person as an “executive officer” in its SEC filings, it is presumed that the Board of Trustees has made that judgment and that the persons so identified are the officers for purposes of Section 16 of the Act, as are such other persons enumerated above.

3.	Beneficial Ownership

Beneficial ownership for all purposes under Section 16, other than the determination of whether a person is a ten percent owner, is based on whether the insider has a direct or indirect “pecuniary interest” (i.e., an opportunity to profit) in the securities.  (Beneficial ownership for purposes of determining whether a person is a ten percent owner is based on whether the person has or shares investment or voting power over the equity securities in question.)  Accordingly, whether an insider must report transactions in securities, or may be liable for short-swing trading in securities, depends upon whether the insider has a pecuniary interest in those securities.  To have a pecuniary interest in securities, the insider not only must have an economic interest in the securities, but also must have “investment control” over the securities.  As a result, a factual determination regarding investment control must be made when an insider has an interest in a partnership, trust or other entity that holds Company securities.

Common situations involving “indirect” beneficial ownership of securities by an insider include the following:

Family Holdings.  An insider is presumed to beneficially own securities held by his or her Household Members.

Custodial Holdings.  An insider is deemed to beneficially own securities held by him or her as custodian for the benefit of an Immediate Family Member under the Uniform Gift to Minors Act.  For purposes of this policy statement, “Immediate Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any adoptive relationship (but not any uncle or aunt, niece or nephew, or cousin).

Trust Holdings.  Generally, attribution to an insider of the transactions and holdings of a trust occur if the insider has a pecuniary interest in the securities held by the trust and has or shares investment control over such securities.  An insider who is a trustee of a trust for the benefit of Immediate Family Members, however, is deemed to have a pecuniary interest in the securities held by the trust.  Therefore, an insider in these circumstances is deemed to beneficially own the securities held by the trust.

Partnership Holdings.  A general partner of a partnership is deemed to beneficially own the securities held in the partnership’s investment portfolio to the extent of the greater of the general partner’s capital account or interest in the profits of the partnership.  A limited partner generally is deemed not to beneficially own the partnership’s portfolio securities, although the result may be different if a limited partner can control the partnership or its investment portfolio.

Corporate Holdings.  An insider who is a stockholder of another corporation which holds securities of the Company in its portfolio is deemed not to be the beneficial owner of such securities if the insider (i) is not a controlling stockholder of the other corporation and (ii) does not have or share investment control over the other corporation’s portfolio.

Charitable Foundation Holdings.  An insider generally is not considered the beneficial owner of Company securities following contribution of such Company securities to a tax-exempt private foundation (qualifying under Sections 501(c)(3) and 509(a) of the Internal Revenue Code).

B.	Reporting Under Section 16(a)
1.	Reporting Forms

Insiders of the Company are required to file three types of reports with the SEC:

Form 3.  An insider must file an initial report on Form 3 to disclose the insider’s holdings of the Company’s equity securities at the time of becoming an insider.  Even if no securities were owned at that time, the insider must file a Form 3 reporting that fact.  The report on Form 3 is due within ten calendar days after becoming an insider.

Form 4.  A Form 4 is used to report any transaction within two business days involving (i) a grant, exercise or conversion of a stock option or other derivative security, (ii) any acquisition or disposition of an equity security, unless the transaction is exempt from the Section 16(a) reporting requirements and (iii) transactions under employee or trustee benefit plans that are not exempt from reporting.  Form 4 reports are due within two business days after the transaction occurs (in the case of a purchase or sale of securities, the transaction is deemed to occur on the date of the trade, not the settlement date of the trade).  Gifts, which were previously eligible for deferred reporting, must be reported within two business days.

Form 5.  A report on Form 5 is due within 45 days after the end of the Company’s fiscal year to report all transactions subject to reporting that either (i) were not required to be reported earlier on Form 4 because of a specific exemption in the SEC’s rules, or (ii) were required to be reported previously but were not.  No Form 5 is necessary if all transactions and holdings subject to reporting during the fiscal year have been previously reported.

The reporting requirements of Section 16(a) are extremely complex, even though the SEC has adopted a number of exemptions designed to reduce the burdens imposed by them.  Among the transactions that are exempted from reporting are (i) transactions occurring before a person assumes an insider position, (ii) transactions occurring after a person ceases to be an insider that are not matchable under Section 16(b) with pre-termination transactions, (iii) certain changes in the form of ownership, and (iv) certain transactions under broad-based Company benefit plans.  In addition, reports on Forms 4 and 5 are required to show only the holdings of the class of securities involved in the transactions being reported on the form, rather than all of the insider’s holdings.

2.	Electronic Filing

The rules of the SEC require mandatory electronic filing of all reportable transactions on EDGAR, the SEC’s electronic filing system.  In order to file a report on EDGAR, each insider will need an EDGAR filing number and password from the SEC.  The Company will obtain these access codes on behalf of all insiders.  If any insider has already obtained a code or has a code as an insider of another public company, the insider should promptly notify the Chief Legal Officer.

3.	Reporting Assistance

By law, the responsibility for filing the Section 16(a) reports rests on the insider, not the Company.  In the event these reports are not filed on time by an insider, the Company is required under the federal securities laws to disclose the insider’s delinquency under a prominent caption in the Company’s annual proxy statement and annual report on Form 10-K.  In recognition of the complexity of the reporting requirements and the embarrassment that would result from the filing of late reports, the Company will prepare and file all reports required to be filed by its trustees and executive officers.  This function is performed primarily by the Company’s Chief Legal Officer.  Attached as Exhibit 1 hereto is a power of attorney that would give the Company’s Chief Financial Officer, Chief Legal Officer, and Compliance Officer the authority to sign Forms 3, 4, 5 and 144 on your behalf.

In order to assure that the reports for the Company’s insiders are prepared accurately and filed promptly, it is essential that the Company’s insiders adhere to the Company’s policy requiring preclearance of proposed transactions and Trading Plans, and prompt review of reports prepared on their behalf.  Unless all of these procedures are followed by each insider, the Company will be unable to assure that the requisite reports are accurately prepared and timely filed.

C.	Short-Swing Liability Under Section 16(b)
1.	Operation of the Statute

General.  Section 16(b) seeks to discourage insiders from engaging in short-swing transactions by eliminating the ability of such persons to retain a profit from these transactions.  As a result, any profit realized by an insider on any purchase and sale, or sale and purchase, of the Company’s equity securities within less than six months is recoverable by the Company.  Liability under Section 16(b) is strict and absolute, with no excuses allowed.  Thus, it makes no difference if the insider engaged in a short-swing transaction innocently or inadvertently, or did not possess any inside information at the time of the transaction.

Enforcement.  Section 16(b) is enforced by the Company and its security holders.  The majority of actions to recover profits under Section 16(b) are initiated by a few “watchdog” attorneys who review reports filed by insiders for the purpose of detecting profitable short-swing transactions.  These lawyers, acting on behalf of a security holder who often possesses only a nominal interest in the Company, bring these transactions to the attention of the Company for the purpose of eventually collecting an attorney’s fee based on the amount recovered.  There is a two-year time limit following the date on which the profits were realized to recover short-swing profits under Section 16(b), although the running of the two-year limit is suspended during any period that a report under Section 16(a) of a short-swing transaction is delinquent.

Essential Elements.  In order for Section 16(b) to apply, an insider must engage in both a purchase and sale within less than six months that yields a profit.  It does not matter whether the purchase or sale comes first, so long as both occur during the short-swing period.

Computation of Profits.  To maximize the deterrent effect of Section 16(b), the courts have utilized the “lowest-in, highest-out” approach to compute the profits recoverable on short-swing transactions.  Under this approach, when there is a series of transactions during the short-swing period, the highest sale price is matched with the lowest purchase price during the period, then the next highest sale price is matched with the next lowest purchase price, and so forth, regardless of the order in which such transactions actually occurred.  The differences are then totaled to determine the recoverable profits.  Losses cannot be offset against gains under this method.  As a result, it is entirely possible for an insider to have an actual loss on a series of transactions but a substantial profit payable under Section 16(b).

2.	Exemptions

General.  There are a few exemptions from Section 16(b) in the statute, the most important of which exempts the acquisition of stock in connection with a preexisting debt.  In addition, the SEC has adopted several rules that provide exemptions.  These rules, among other things, exempt (i) any transaction that the Commission has exempted from the reporting requirements of Section 16(a), (ii) transactions by a ten percent owner before or after being a ten percent owner, (iii) transactions by a trustee or executive officer with the Company that satisfy the requirements of Rule 16b-3 (discussed below), and (iv) exercises and conversions of stock options and other derivative securities.

Rule 16b-3.  This rule probably is utilized more often than any other to exempt transactions from Section 16(b).  It is available only to trustees and executive officers who are engaging in a transaction with the Company.  In addition to exempting unconditionally transactions by such persons under certain broad-based Company employee benefit plans, the rule also can exempt any acquisition from, or disposition to, the Company meeting certain conditions.  These conditions are framed as alternative methods of exemption, and enable most transactions with the Company to be exempted if they are approved in advance by either the Board of Trustees, a committee composed of two or more non-employee trustees, or shareholders.  Some acquisition transactions also can be exempted by having the insider hold the acquired securities for at least six months, or by having the Company’s shareholders ratify the transactions no later than the next annual meeting of shareholders.  Certain types of employee benefit plan transactions involving intra-plan transfers or cash-distributions are exempt under the rule only if they do not occur within six months after an “opposite-way” transaction (e.g., a disposition of this nature would not be exempt if there were an acquisition of this sort within the preceding six months).

D.	Short Sales Under Section 16(c)

Section 16(c) prohibits the Company’s insiders from engaging in any short sales of the Company’s equity securities.  A short sale under Section 16(c) is deemed to include any sale in which the insider (i) does not own the securities sold, or (ii) owns the securities sold, but does not deliver them against a sale within 20 days thereafter or does not within five days after the sale deposit the securities in the mails or other usual channels of transportation.  Among the transactions that could possibly involve short sales under Section 16(c) are certain hedging arrangements involving put and call options.  Insiders must enter into these transactions with extreme care, and should consult with the Company’s Chief Legal Officer, before doing so.

V.	RULE 144 SALES (applicable only to Trustees and executive officers)

Rule 144 applies to two types of securities: (i) “restricted securities,” which are acquired from the issuer or an affiliate of the issuer in a transaction that is not registered under the Securities Act of 1933 (“1933 Act”), and (ii) “control securities,” which are comprised of unrestricted securities and other securities owned by an affiliate.  In general, all of the Company’s trustees and executive officers are deemed to be affiliates of the Company.  Accordingly, when such persons seek to sell securities to the public, they ordinarily must sell them pursuant to the provisions of Rule 144 under the 1933 Act, unless a registration statement has been filed by the Company with respect to such sales and has been declared effective by the SEC.

A.	Rule 144 Requirements

In order for restricted securities to be sold under Rule 144, they generally must satisfy the following five requirements.  Sales of control securities that are not considered restricted securities also are subject to the same requirements, except for the holding period requirement, which is inapplicable to such sales.

●

Current Public Information.  The issuer of the securities (i.e., the Company) is required to have made available to the public current information concerning its activities.  This requirement is deemed satisfied if the issuer checked the box on the cover page of its most recent periodic report filed under the 1934 Act indicating it had filed all required reports during the preceding 12 months.

●

Holding Period.  A seller of restricted securities is required to have held the securities for at least six months after fully paying for them (although where the current public information requirement is not met, this period is extended to one year).

●

Amount Limitation.  The amount of securities that can be sold under Rule 144 during any three-month period is limited to the greater of one percent of the outstanding securities of the class of securities or the average weekly trading volume of the class of securities during the four calendar weeks immediately preceding the sale.

●	Manner of Sale. The securities should be sold either in (i) unsolicited broker’s transactions, (ii) directly to a market maker, or (iii) in riskless principal transactions.
●

Notice of Sale.  If the amount of securities to be sold in reliance on Rule 144 in any three month period is expected to exceed 5,000 shares or have an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC (and submit a copy to the principal exchange on which the Company’s securities are listed).  The Form 144 must be transmitted for filing at the time of the placement of a sales order with a broker.  This requirement applies to all sales of Company shares by trustees and executive officers, including sales resulting from cashless exercises of a stock option.  If requested, the Company will assist a trustee or executive officer in preparing Form 144 and filing it with the SEC.

VI.Share Ownership Requirements

Required Level of Share Ownership.  The Board of Trustees believes that the trustees and officers of the Company should maintain a personal financial stake in the Company to promote the alignment between the interests of management and shareholders.  The Board expects that each trustee and officer of the Company will, within five years following his or her election or appointment as a trustee or officer, maintain ownership of Company shares having a value (as determined below) equal to the applicable multiple multiplied by the applicable measuring factor set forth below:

Position:	Multiple:	Measuring Factor:
Trustee	5	Base cash retainer
Chief Executive Officer	5	Base salary
Other Named Executive Officers	3	Base salary
Executive Vice President	2.25	Base salary
Senior Vice President	1.75	Base salary
Vice President	0.75	Base salary

Counting Company Shares Owned.  The following forms of share ownership count towards the share ownership requirements: (1) common shares owned outright by the applicable person or by his or her spouse or spousal equivalent; (2) vested or unvested time-based common shares or common share equivalents owned by the applicable person; (3) common shares deliverable to or for the benefit of the applicable person under performance units if and to the extent the performance conditions to such delivery have been satisfied; (4) vested or unvested time-based common shares or share equivalents deferred by the applicable person into a deferred compensation plan; (5) common shares held in trust for the benefit of the applicable person or for the benefit of his or her spouse or spousal equivalent or one or more of his or her children or step-children; and (6) units in the Company’s operating partnership exchangeable or redeemable for common shares.

Determining Value of Company Shares Owned; Deemed Compliance.  The value of a common share or share equivalent shall, for any given calendar year, be deemed to be equal to the closing price of the common shares as reported on the New York Stock Exchange on June 30 of the immediately preceding calendar year.  A person will be deemed to be in compliance with the share ownership requirements once such person has met the applicable requirement, provided that such person has not thereafter sold, transferred or otherwise ceased to own any of the shares or share equivalents that were used to measure his or her initial compliance with the applicable requirement.

Increases in Share Ownership Requirements.  If a person’s share ownership requirement increases because of a promotion, the person will have a five-year period from the date of the promotion to achieve ownership of the incremental amount of Company shares.

For purposes of these Share Ownership Requirements, the term “Other Direct Reporting Officers” shall refer to those officers reporting to the Chief Executive Officer who are not designated as a Vice President, Senior Vice President, or an Executive Officer.

* * * * *

Please complete the certificate attached hereto as Exhibit 2 and return it to the Chief Legal Officer as soon as possible.  If you have any questions regarding the matters discussed in this policy statement, please contact the Chief Legal Officer.

Effective:  February 25, 2025

EXHIBIT 1

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of Christopher P. Marr, Timothy M. Martin, Douglas Tyrell and Jeffrey P. Foster signing singly, and with full power of substitution, the undersigned’s true and lawful attorney-in-fact to:

(1)execute for and on behalf of the undersigned, in the undersigned’s capacity as an officer and/or trustee of CubeSmart (the “Company”), Forms 3, 4, and 5 in accordance with Section 16(a) of the  1934 Act and the rules thereunder;

(2)execute for and on behalf of the undersigned Form 144s in accordance with Rule 144 (“Rule 144”) promulgated under the Securities Act of 1933;

(3)do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, 5 or 144 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(4)take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.  The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 16 of the 1934 Act or Rule 144 of the Securities Act of 1933.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, 5 and 144 with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this ______ day of ____________, 20__.

Name:

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Policy Statement on Insider Trading Compliance, a copy of which was distributed with this certificate.

Date:	Signature
Name (Please Print)
Title